Exhibit 3.92

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

AMONG

CPI INCOME SERVICES LTD.

AND

EACH PERSON WHO IS ADMITTED TO THE

PARTNERSHIP AS A LIMITED PARTNER IN ACCORDANCE

WITH THE TERMS HEREOF

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Headings	4
1.3	Interpretation	4
1.4	Currency	5

ARTICLE 2 RELATIONSHIP BETWEEN PARTNERS		5

2.1	Formation of the Partnership	5
2.2	Name of the Partnership	5
2.3	Business of the Partnership	5
2.4	Business in Other Jurisdictions	6
2.5	Office of the Partnership	6
2.6	Fiscal Year	6
2.7	Status of Partners	6
2.8	Survival of Representations, Warranties and Covenants	7
2.9	Evidence of Status and Sale of Affected Units	7
2.10	Limitation on Authority of Limited Partners	9
2.11	Power of Attorney	9
2.12	Limited Liability of Limited Partners	11
2.13	Indemnity of Limited Partners	11
2.14	Compliance with Laws	12
2.15	Other Activities of General Partner	12
2.16	General Partner May Hold Units	12
2.17	General Partner as a Limited Partner	12

ARTICLE 3 UNITS		12

3.1	Authorized Units	12
3.2	Unit Offering(s)	12
3.3	Subscription for Units	13
3.4	Acceptance of Subscription Form by General Partner	13
3.5	Admittance as Limited Partner	13
3.6	Payment of Expenses	13
3.7	Effective Date	13
3.8	Record of Limited Partners	14
3.9	Changes in Membership of Partnership	14
3.10	Notice of Change	14
3.11	Inspection of Record	14
3.12	Transfer of Units	14
3.13	Documentation on Transfer	15
3.14	Amendment of Record	15
3.15	Non-Recognition of Trusts or Beneficial Interests	15
3.16	Incapacity, Death, Insolvency or Bankruptcy	15

3.17	No Transfer upon Dissolution	16
3.18	Unit Certificates	16
3.19	Securities Transfer Act	16

ARTICLE 4 CAPITAL CONTRIBUTIONS AND ACCOUNTS		16

4.1	Capital	16
4.2	General Partner Contribution	16
4.3	Limited Partner Contributions	16
4.4	Separate Capital Accounts	16
4.5	No Interest on Capital Account	17
4.6	Unpaid Capital Amounts	17
4.7	Sale of Units in Default	17
4.8	Failure to Give Notice	17
4.9	Restriction on Transfer	18
4.10	Interest on Amounts in Default	18
4.11	Set-Off	18
4.12	Liability for Deficiency	18

ARTICLE 5 PARTICIPATION IN PROFITS AND LOSSES		18

5.1	Allocation of Amounts	18
5.2	Distributions	19
5.3	Repayments	19

ARTICLE 6 REIMBURSEMENT OF EXPENSES		19

6.1	Expenses of the Partnership	19

ARTICLE 7 POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER		20

7.1	Powers, Duties and Obligations	20
7.2	Specific Powers and Duties	20
7.3	Loans from General Partner and Atlantic Power	22
7.4	Title to Property	22
7.5	Exercise of Duties	22
7.6	Limitation of Liability	23
7.7	Indemnity of General Partner	23
7.8	Liability of Indemnitees	24
7.9	Resolution of Conflicts of Interest	25
7.10	Other Matters Concerning the General Partner	25
7.11	Indemnity of Partnership	26
7.12	Restrictions upon the General Partner	26
7.13	Employment of an Affiliate or Associate	26
7.14	Removal of General Partner	26
7.15	Voluntary Withdrawal of General Partner	27
7.16	Condition Precedent	27
7.17	Transfer to New General Partner	27

7.18	Transfer of Title to New General Partner	28
7.19	Release by Partnership	28
7.20	New General Partner	28
7.21	Transfer of General Partner Interest	28
7.22	Restriction on Removal or Withdrawal of General Partner	28

ARTICLE 8 FINANCIAL INFORMATION		29

8.1	Books and Records	29
8.2	Reports	29
8.3	Income Tax Information	29
8.4	Right to Inspect Partnership Books and Records	30
8.5	Accounting Policies	30
8.6	Appointment of Auditor	30

ARTICLE 9 MEETINGS OF THE LIMITED PARTNERS		31

9.1	Requisitions of Meetings	31
9.2	Place of Meeting	31
9.3	Notice of Meeting	31
9.4	Record Dates	31
9.5	Information Circular	32
9.6	Proxies	32
9.7	Validity of Proxies	32
9.8	Form of Proxy	32
9.9	Revocation of Proxy	32
9.10	Corporations	32
9.11	Attendance of Others	33
9.12	Chairman	33
9.13	Quorum	33
9.14	Voting	33
9.15	Poll	34
9.16	Powers of Limited Partners; Resolutions Binding	34
9.17	Powers Exercisable by Extraordinary Resolution	34
9.18	Conditions to Action by Limited Partners	35
9.19	Minutes	35
9.20	Additional Rules and Procedures	35

ARTICLE 10 NOTICES		35

10.1	Address	35
10.2	Change of Address	36
10.3	Accidental Failure	36
10.4	Disruption in Mail	36
10.5	Receipt of Notice	36
10.6	Undelivered Notices	36

ARTICLE 11 DISSOLUTION AND LIQUIDATION		36

11.1	Events of Dissolution	36
11.2	No Dissolution	37
11.3	Procedure on Dissolution	37
11.4	Dissolution	37
11.5	No Right to Dissolve	37
11.6	Agreement Continues	38

ARTICLE 12 AMENDMENT		38

12.1	Amendment Procedures	38
12.2	Amendment Requirements	38
12.3	Amendment by General Partner	38

ARTICLE 13 MISCELLANEOUS		39

13.1	Binding Agreement	39
13.2	Time	39
13.3	Counterparts	39
13.4	Governing Law	39
13.5	Severability	39
13.6	Further Acts	40
13.7	Entire Agreement	40
13.8	Limited Partner Not a General Partner	40

CAPITAL POWER INCOME L.P.

LIMITED PARTNERSHIP AGREEMENT

THIS LIMITED PARTNERSHIP AGREEMENT made as of March 27, 1997 among CPI Income Services Ltd. as General Partner, the Initial Limited Partner and each Person who is admitted to the Partnership as a Limited Partner in accordance with the terms hereof, as amended and restated June 6, 1997 and as amended September 29, 1998, March 26, 2004, April 29, 2004 and August 31, 2005 and as amended and restated July 1, 2009, October 1, 2009, November 4, 2009 and November 5, 2011.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT IN CONSIDERATION of the covenants and agreements contained in this Agreement, the Partners agree with each other as follows:

ARTICLE 1

INTERPRETATION

1.1                               Definitions

In this Agreement the following words have the following meanings:

“Act” means the Limited Partnerships Act (Ontario);

“Affiliate” means as follows: a Person is an Affiliate of another Person if (a) one of them is the Subsidiary of the other, or (b) each of them is Controlled by the same Person;

“Agreement” means this Limited Partnership Agreement made as of March 27, 1997 among CPI Income as General Partner, the Initial Limited Partner and each Person who is admitted to the Partnership as a Limited Partner in accordance with the terms hereof, as amended and restated June 6, 1997 and as amended September 29, 1998, March 26, 2004, April 29, 2004 and August 31, 2005 and as amended and restated July 1, 2009, October 1, 2009, November 4, 2009 and November 5, 2011;

“AP Services Canada” means Atlantic Power Services Canada LP, a limited partnership established pursuant to the Limited Partnerships Act (Ontario);

“Arrangement Agreement” means the arrangement agreement dated June 20, 2011, as amended effective July 25, 2011, as amended, supplemented and/or restated, among the Partnership, CPI Income, CPI Investments Inc. and Atlantic Power;

“Associate” where used to indicate a relationship with any Person has the same meaning as in the Securities Act (Ontario);

“Atlantic Power” means Atlantic Power Corporation, a corporation continued under the laws of the Province of British Columbia;

“Auditor” means KPMG LLP, or such other firm whose partners are members, in good standing, of the Canadian Institute of Chartered Accountants and which is appointed from time to time as auditor of the Partnership by the General Partner;

“Capital Contribution” of a Limited Partner means the total amount of money or property paid or agreed to be paid to the Partnership by such Limited Partner in respect of Units subscribed for by such Limited Partner where subscriptions therefor have been accepted by the General Partner;

“Control” means as follows: a Person (first person) is considered to Control another Person (second person) if (a) the first person beneficially owns, or controls or directs, directly or indirectly, securities of the second person carrying votes which, if exercised, would entitle the first person to elect a majority of the directors of the second person, unless that first person holds the voting securities only to secure an obligation; (b) the second person is a partnership, other than a limited partnership, and the first person holds more than 50% of the interests of the partnership; or (c) the second person is a limited partnership and the first person (i) is the general partner of the limited partnership or (ii) beneficially owns, or controls or directs, directly or indirectly, securities of the general partner of the limited partnership carrying votes which, if exercised, would entitle the first person to elect a majority of the directors of the general partner of the limited partnership;

“CPI Income” means CPI Income Services Ltd., a corporation governed by the laws of Canada;

“Declaration” means the declaration of limited partnership of the Partnership filed with the Registrar under the Act and all amendments thereto and renewals or replacements thereof;

“Extraordinary Resolution” means:

(a)                                  a resolution approved by more than 66 2/3% of the votes cast in person or by proxy at a duly constituted meeting of Limited Partners or at any adjournment thereof, called in accordance with this Agreement; or

(b)                                 a written resolution in one or more counterparts signed by Limited Partners holding in the aggregate more than 66 2/3% of the aggregate number of outstanding Units;

“Fiscal Year” has the meaning set forth in Section 2.6;

“General Partner” means CPI Income or any other party who may become the general partner of the Partnership in place of or in substitution for CPI Income, from time to time, in each case until such general partner ceases to be the general partner of the Partnership under the terms of this Agreement;

“Initial Limited Partner” means Alison T. Love;

“Limited Partner” means any Person who is or shall become a limited partner of the Partnership;

“Management and Operations Agreement” means the management and operations agreement between the Partnership and AP Services Canada made effective as of November 5, 2011, as may be amended, supplemented and/or restated from time to time, pursuant to which AP Services Canada will provide certain management and administrative services to the Partnership and will operate and maintain the Power Plant Assets;

“Ordinary Resolution” means:

(a)                                  a resolution approved by more than 50% of the votes cast in person or by proxy at a duly constituted meeting of Limited Partners or at any adjournment thereof called in accordance with this Agreement; or

(b)                                 a written resolution in one or more counterparts signed by Limited Partners holding in the aggregate more than 50% of the aggregate number of outstanding Units;

“Partners” means the General Partner and the Limited Partners and “Partner” means any one of them;

“Partnership” means the limited partnership as formed, constituted and as amended between the parties hereto in accordance with this Agreement;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Plan of Arrangement” means the plan of arrangement pursuant to section 192 of the Canada Business Corporations Act involving Atlantic Power, the Partnership, CPI Income and CPI Investments Inc. on the terms and conditions set forth in the Arrangement Agreement;

“Power of Attorney and Declaration Form” means a power of attorney and declaration in the form appended hereto as Schedule 1, from time to time, or such other form as approved from time to time by the General Partner;

“Power Plant Assets” means all of the right, title and interest directly or indirectly held by the Partnership in the Power Plants, all agreements in relation thereto, all licences, easements and permits in relation thereto and all intellectual property associated therewith;

“Power Plants” means, collectively, the Nipigon, Kapuskasing, Tunis, Calstock and North Bay, Ontario power generating plants owned by the Partnership;

“Power Purchase Agreements” means, collectively, the power purchase agreements between the Partnership and Ontario Electricity Financial Corporation pursuant to which Ontario Electricity Financial Corporation purchases power produced at the Power Plants;

“Record” means the record of the Limited Partners which the General Partner is required to maintain under the Act;

“Requisitioning Partners” has the meaning set forth in Section 9.1;

“STA” has the meaning set forth in Section 3.19;

“Subscription Form” means a subscription agreement and Power of Attorney and Declaration in such form as approved from time to time by the General Partner;

“Subsidiary” means a Person that is Controlled directly or indirectly by another Person;

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended;

“Unit” means a limited partnership unit of the Partnership; and

“Unit Certificate” means a certificate for Units issued in accordance with Section 3.18 in such form as approved by the General Partner from time to time.

1.2                               Headings

In this Agreement, the headings are for convenience of reference only, do not form a part of this Agreement and are not to be considered in the interpretation of this Agreement.

1.3                               Interpretation

In this Agreement,

(a)                                  words importing the masculine gender include the feminine and neuter genders, corporations, partnerships and other Persons, and words in the singular include the plural, and vice versa, wherever the context requires;

(b)                                 all references to designated Articles, Sections and other subdivisions are to be designated Articles, Sections and other subdivisions of this Agreement;

(c)                                  all accounting terms not otherwise defined will have the meanings assigned to them by, and all computations to be made will be made in accordance with, International Financial Reporting Standards issued by the International Accounting Standards Board and adopted by the Canadian Institute of Chartered Accountants from time to time;

(d)                                 any reference to a statute will include and will be deemed to be a reference to the regulations made pursuant to it, and to all amendments made to the statute and regulations in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding the statute referred to or the relevant regulation;

(e)                                  any reference to a Person will include and will be deemed to be a reference to any Person that is a successor to that Person;

(f)                                    business day will be deemed to be a reference to any day which is not a Saturday, Sunday or a day which is generally observed as a holiday in Ontario; and

(g)                                 “hereof”, “hereto”, “herein”, and “hereunder” mean and refer to this Agreement and not to any particular Article, Section or other subdivision.

1.4                               Currency

All references to currency herein are references to lawful money of Canada.

ARTICLE 2

RELATIONSHIP BETWEEN PARTNERS

2.1                               Formation of the Partnership

The Partners acknowledge and confirm that the Partnership is a limited partnership formed under the laws of the Province of Ontario and that the Partnership was formed effective as of March 27, 2007, the date on which the General Partner caused the filing of the Declaration under the Act. The General Partner shall file, if, as and when required by the Act or this Agreement, any declaration of changes or new declarations, and may file a declaration of change at any time for any proper purpose as the General Partner may determine, and shall take all necessary action on the basis of information available to it in order to maintain the status of the Partnership as a limited partnership.

2.2                               Name of the Partnership

The name of the Partnership shall be “Capital Power Income L.P.” in English and “Société en commandite de revenu Capital Power” in French or such other name or names as the General Partner may from time to time deem appropriate to comply with the laws of the jurisdictions in which the Partnership may carry on business. The General Partner shall have the right to change the name of the Partnership and to file an amendment to the Declaration changing the name of the Partnership.

2.3                               Business of the Partnership

The business of the Partnership shall consist solely of directly or indirectly participating in the energy supply industry whether carried on directly or indirectly through another Person. The Partnership may also engage in such other necessary or related activities as the General Partner deems advisable in order to carry on its business as aforesaid. The Partnership may also acquire and hold ownership interests in another Person where that other Person engages in a business other than as previously described (a “Non-Qualifying Business”), provided that the majority of the assets of such Person are utilized in the conduct of a business which is not a Non-

Qualifying Business. The Partnership shall not carry on any other business than as permitted in this Section 2.3.

2.4                               Business in Other Jurisdictions

(a)                                  The Partnership shall not carry on business in any jurisdiction unless the General Partner has taken all steps which may be required by the laws of that jurisdiction for the Limited Partners to benefit from limited liability to the same extent that such Limited Partners enjoy limited liability under the Act. The Partnership shall not carry on business in any jurisdiction in which the laws do not recognize the liability of the Limited Partners to be limited unless, in the opinion of the General Partner, the risks associated with the possible absence of limited liability in such jurisdiction are not significant considering the relevant circumstances.

(b)                                 The Partnership shall carry on business in such a manner as to ensure, to the greatest extent possible, the limited liability of the Limited Partners, and the General Partner shall register the Partnership in other jurisdictions where the General Partner considers it appropriate to do so.

2.5                               Office of the Partnership

The principal place of business of the Partnership shall be Bay Adelaide Centre, 333 Bay Street, Suite 3400, Toronto, Ontario M5H 2S7 or such other address in Ontario as the General Partner may designate in writing from time to time to the Limited Partners provided that the Partnership shall at all times maintain a principal office in Ontario.

2.6                               Fiscal Year

Subject to the General Partner determining otherwise, each fiscal period of the partnership shall commence on January 1 in each year and shall end on the earlier of December 31 in that year or on the date of dissolution or other termination of the Partnership. Each such fiscal period is herein referred to as a “Fiscal Year”. The General Partner has determined that, subject to the approval of the Minister of National Revenue, the Fiscal Year commencing January 1, 2011 shall end upon the completion of the Plan of Arrangement and the Fiscal Year commencing thereafter shall end on December 31, 2011.

2.7                               Status of Partners

(a)                                  The General Partner represents, warrants, covenants and agrees with each Limited Partner that the General Partner:

(i)                                     is a corporation incorporated under the laws of Canada and is validly subsisting under such laws;

(ii)                                  is not a “non-resident” of Canada for the purposes of the Tax Act;

(iii)                               has the capacity and corporate authority to act as the general partner of the Partnership and to perform its obligations under this Agreement, and such obligations do not conflict with nor do they result in a breach of any of its constating documents, by-laws or any agreement by which it is bound;

(iv)                              will act in good faith in a manner which it believes to be in, or not opposed to, the best interests of the Partnership, subject to the provisions of this Agreement;

(v)                                 will hold and shall maintain the registrations necessary for the conduct of its business and has and shall continue to have all licences and permits necessary to carry on its business as the general partner of the Partnership in all jurisdictions where the activities of the Partnership require such licensing or other form of registration of the General Partner;

(vi)                              will devote as much time as is reasonably necessary for the conduct and prudent management of the business and affairs of the Partnership; and

(vii)                           for so long as it is the general partner of the Partnership, it will not carry on any business other than that of general partner of the Partnership.

(b)                                 Each of the Limited Partners severally represents, warrants, covenants and agrees with each other Partner that such Limited Partner:

(i)                                     has the capacity and competence and, if a corporation, the necessary corporate authority, to enter into this Agreement;

(ii)                                  is not a “non-resident” of Canada for the purposes of the Tax Act and, if a partnership, is a “Canadian partnership” under the Tax Act; and

(iii)                               shall not transfer its Units, in whole or in part to a Person who is not able to make these representations, warranties and covenants.

2.8                               Survival of Representations, Warranties and Covenants

The representations, warranties and covenants made pursuant to Section 2.7 shall survive execution of this Agreement and each Partner covenants and agrees to ensure that each representation, warranty and covenant made pursuant to Section 2.7 remains true so long as such Partner remains a Partner.

2.9                               Evidence of Status and Sale of Affected Units

Each Limited Partner (including any depository for the Units) covenants and agrees that it will, upon request, promptly provide evidence to the General Partner that its status under the Tax Act is as represented in Section 2.7(b)(ii). In the event that a Limited Partner fails to comply with such a request or in the event that reasonably satisfactory evidence is not provided by such Limited Partner, or in the event that the General Partner otherwise determines that a Person has become a Limited Partner in contravention of Section 2.7(b)(ii), the General Partner, by written notice (a “Sell Notice”) to such Limited Partner (the “Affected Partner”) may require the Affected Partner to sell to a Person who complies with Section 2.7(b)(ii), the Affected Partner’s entire interest in all Units held by the Affected Partner (the “Affected Units”) within the period prescribed in the Sell Notice. Any Sell Notice shall be given by prepaid mail or delivered directly to the Affected Partner and shall specify a date, which shall be not less than five days later, by which the Affected Units must be sold to a Person who complies with Section 2.7(b)(ii). The Sell Notice shall also require the Affected Partner to notify the General Partner of the completion of the sale or disposition requested.

In the event that the Affected Units have not been sold by the Affected Partner on or prior to the date stipulated in the Sell Notice, the General Partner may, subject to compliance with applicable securities laws, elect to sell the Affected Units on behalf of the Affected Partner without further notice in accordance with the terms hereof. The General Partner may sell Affected Units on any stock exchange or organized market on which the Affected Units are then listed or traded as the General Partner shall determine or, if the Affected Units are not then listed on any stock exchange or traded on any organized market, in such other manner as the General Partner shall determine, including purchasing the Affected Units on behalf of the Partnership at their fair market value as determined by an independent investment dealer acting as valuator, selected by the General Partner. For all purposes of such sale, the General Partner shall be deemed to be the agent and lawful attorney of the Affected Partner. The net proceeds of any such sale of Affected Units shall be the net proceeds after deduction of any commissions, taxes or other costs of sale.

In the event of any such sale, an Affected Partner shall have the right only to receive the net proceeds therefrom which the Partnership shall pay or cause to be paid to the Affected Partner not later than 60 days following such sale.

The General Partner shall, as soon as reasonably practical, and in any event, not later than 30 days after the sale of the Affected Units, send a notice to the Affected Partner stating that the Affected Units have been sold, the amount of the net proceeds to be paid to the Affected Partner and all other relevant particulars of the sale.

Where, in accordance with this Section 2.9, Affected Units are sold by the General Partner and, after the sale, a Person establishes that it is a bona fide purchaser of the Affected Units from the Affected Partner, then, subject to applicable law:

(a)                                  the Partnership shall be entitled to treat the Units so purchased by the bona fide purchaser as validly issued and outstanding Units in addition to the Affected Units sold by the General Partner; and

(b)                                 notwithstanding anything herein contained, the Partnership shall be entitled to retain the net proceeds arising from the sale of the Affected Units and shall add such amount to the capital account maintained by the Partnership in respect of outstanding Units.

The General Partner shall have the sole right and authority to make any determination required or contemplated under this Section 2.9. The General Partner shall make on a timely basis all determinations necessary for the administration of the provisions of this Section 2.9 and, without limiting the generality of the foregoing, if the General Partner considers that there are reasonable grounds for believing that a contravention of the non-resident ownership restriction contained in paragraph 2.7(b)(ii) has occurred or will occur, the General Partner shall make a determination with respect to the matter. Any such determination shall be conclusive, final and binding except to the extent modified by any subsequent determination by the General Partner.

Notwithstanding anything contained herein, in the event that the General Partner determines that a Person has become a Limited Partner in contravention of Section 2.7(b)(ii), such Person shall be deemed to have ceased to be a Limited Partner in respect of the Units held by him or her effective immediately prior to the date of contravention and shall not be entitled to receive any distributions from the Partnership and such Units shall be deemed not to be outstanding until acquired by a Person who complies with Section 2.7(b)(ii); provided that other holders of Units shall not be entitled to any portion of any distribution paid in respect of Units that have been so deemed not to be outstanding.

2.10                        Limitation on Authority of Limited Partners

No Limited Partner shall:

(a)                                  take part in the administration, control, management or operation of the business of the Partnership or exercise any power in connection therewith or transact business on behalf of the Partnership;

(b)                                 execute any document which binds or purports to bind any other Partner or the Partnership;

(c)                                  hold himself or herself out as having the power or authority to bind any other Partner or the Partnership;

(d)                                 have any authority or power to act for or undertake any obligation or responsibility on behalf of any other Partner or the Partnership;

(e)                                  bring any action for partition or sale or otherwise in connection with the Partnership or any interest in any property of the Partnership, whether real or personal, tangible or intangible, or file or register or permit to be filed, registered or remain undischarged any lien or charge in respect of any property of the Partnership; or

(f)                                    compel or seek a partition, judicial or otherwise, of any of the assets of the Partnership distributed or to be distributed to the Partners in kind in accordance with this Agreement.

Notwithstanding the foregoing, the General Partner, in respect of its ownership of Units, shall not be subject to the restrictions that otherwise apply to Limited Partners.

2.11                        Power of Attorney

Each Limited Partner hereby irrevocably nominates, constitutes and appoints the General Partner, with full power of substitution, as the Limited Partner’s agent and true and lawful attorney to act on the Limited Partner’s behalf with full power and authority in the Limited Partner’s name, place and stead to execute and record or file as and where required:

(a)                                  this Agreement, any amendment to this Agreement and any other instruments or documents required to continue and keep in good standing the Partnership as a limited partnership under the Act, or otherwise to comply with the laws of any jurisdiction in which the Partnership may carry on business or own or lease property in order to maintain the limited liability of the Limited Partners and to comply with the applicable laws of such jurisdiction (including such amendments to the Declaration or the Record as may be necessary to reflect the admission to the Partnership of subscribers for or transferees of Units as contemplated by this Agreement);

(b)                                 all instruments and any amendments to the Declaration necessary to reflect any amendment to this Agreement;

(c)                                  any instrument required in connection with the dissolution and termination of the Partnership in accordance with the provisions of this Agreement, including any elections, determinations or designations under the Tax Act and under any similar legislation;

(d)                                 the documents necessary to be filed with the appropriate governmental body or authority in connection with the business, property, assets and undertaking of the Partnership;

(e)                                  such documents as may be necessary to give effect to the business of the Partnership as described in Section 2.3;

(f)                                    the documents on the Limited Partner’s behalf and in the Limited Partner’s name as may be necessary to give effect to the sale or assignment of a Unit (including a sale of Units pursuant to Section 2.9 or Section 4.7) or to give effect to the admission of a subscriber or transferee of Units to the Partnership;

(g)                                 any election, determination, designation, information return or similar document or instrument as may be required at any time under the Tax Act, Excise Tax Act (Canada), Retail Sales Tax Act (Ontario), and Land Transfer Tax Act (Ontario) or under any other taxation legislation or laws of like import of Canada or of any province, territory or jurisdiction which relates to the affairs of the Partnership or the interest of any Person in the Partnership; and

(h)                                 all other instruments and documents on the Limited Partner’s behalf and in the Limited Partner’s name or in the name of the Partnership as may be deemed necessary by the General Partner to carry out fully this Agreement in accordance with its terms.

To evidence the foregoing, each Subscription Form shall contain a Power of Attorney and Declaration incorporating by reference, ratifying and confirming some or all of the powers set forth above.

The power of attorney granted herein is irrevocable, is a power coupled with an interest, shall survive the death or disability of a Limited Partner and shall survive the transfer or assignment by the Limited Partner, to the extent of the obligations of a Limited Partner hereunder, of the whole or any part of the interest of the Limited Partner in the Partnership, extends to the heirs, executors, administrators, other legal representatives and successors, transferees and assigns of the Limited Partner, and may be exercised by the General Partner on behalf of each Limited Partner in executing any instrument by listing or referring to all the Limited Partners and executing such instrument with a single signature or single signature by facsimile as attorney and agent for all of them. Each Limited Partner agrees to be bound by any representations or actions made or taken by the General Partner pursuant to this power of attorney and hereby waives any and all defences which may be available to contest, negate or disaffirm the action of the General Partner taken in good faith under this power of attorney. In accordance with the Powers of Attorney Act (Ontario), the Powers of Attorney Act (Alberta) and the Power of Attorney Act (British Columbia), each Limited Partner declares that these powers of attorney may be exercised during any legal incapacity or mental infirmity on the Limited Partner’s part. The General Partner may require, in connection with the subscription for, or any transfer of, Units, that the Subscription Form or other instrument, if any, be accompanied by the explanatory notes set out in the Powers of Attorney Act (Ontario) and a certificate of legal advice signed by a lawyer who is not the attorney or the attorney’s spouse.

This power of attorney shall continue in respect of the General Partner so long as it is the general partner of the Partnership, and shall terminate thereafter, but shall continue in respect of a new general partner as if the new general partner were the original attorney.

A transferee of a Unit shall, upon becoming a Limited Partner, be conclusively deemed to have acknowledged and agreed to be bound by the provisions of this Agreement as a Limited Partner and shall be conclusively deemed to have provided the General Partner with the power of attorney described in this Section 2.11.

2.12                        Limited Liability of Limited Partners

Subject to the provisions of the Act and of similar legislation in other jurisdictions, the liability of each Limited Partner for the debts, liabilities and obligations of the Partnership shall be limited to the Limited Partner’s Capital Contribution, plus the Limited Partner’s pro rata share of any undistributed income of the Partnership. Where Limited Partners have received the return of all or part of their Capital Contribution or where the Partnership is dissolved, the Limited Partners shall be liable to the Partnership’s creditors for any amount, not in excess of the amount returned with interest, necessary to discharge the liabilities of the Partnership to all creditors who extended credit or whose claims otherwise arose before the return of the Capital Contribution. Following payment of a Capital Contribution with interest, a Limited Partner shall not be liable for any further claims or assessments or be required to make further contributions to the Partnership.

2.13                        Indemnity of Limited Partners

The General Partner will indemnify and hold harmless each Limited Partner (including former Limited Partners) for all costs, expenses, damages or liabilities suffered or incurred by the

Limited Partner if the limited liability of such Limited Partner is lost for or by reason of the negligence of the General Partner in performing its duties and obligations hereunder.

2.14                        Compliance with Laws

Each Limited Partner will, on the request of the General Partner from time to time, immediately execute any documents considered by the General Partner to be necessary to comply with any applicable law or regulation of any jurisdiction, for the continuation, operation or good standing of the Partnership.

2.15                        Other Activities of General Partner

Affiliates of the General Partner (including Atlantic Power) may engage in businesses, ventures, investments and activities which may be similar to or competitive with those in which the Partnership is or might be engaged and neither the General Partner nor any such Affiliate shall be required to offer or make available to the Partnership any other business or investment opportunity which any such Affiliate may acquire or be engaged in for its own account.

2.16                        General Partner May Hold Units

The General Partner may subscribe for and acquire Units or purchase Units by private contract or in the market and shall be shown on the Record as a Limited Partner in respect of the number of Units held by the General Partner from time to time.

2.17                        General Partner as a Limited Partner

If the General Partner holds any Units, it shall be deemed in its capacity as the holder of such Units to be a Limited Partner with the same rights and powers and subject to the same restrictions as each other Limited Partner.

ARTICLE 3

UNITS

3.1                               Authorized Units

The Partnership is authorized to issue an unlimited number of Units and an unlimited number of subscription receipts exchangeable into Units.

3.2                               Unit Offering(s)

The General Partner may, in its discretion, cause the Partnership to issue additional Units on such terms and conditions of the offering and sale of Units as the General Partner, in its discretion, may determine, from time to time hereafter and may do all things in that regard including preparing and filing prospectuses, offering memoranda and other documents, paying the expenses of issue and entering into agreements with any Person providing for a commission or fee.

3.3                               Subscription for Units

No subscription may be made or shall be accepted for a fraction of a Unit. In connection with an offering under a prospectus, each subscribing Person shall complete and execute the applicable Subscription Form (including the Power of Attorney and Declaration attached thereto) setting forth, among other things, the total subscription price for the Units subscribed for, which subscription price shall be such Person’s agreed upon Capital Contribution.

The subscription price for any issuance of Units will be determined by the General Partner, acting alone or in consultation with other Persons (who may include Atlantic Power).

3.4                               Acceptance of Subscription Form by General Partner

The General Partner shall have the right, in its sole discretion, to refuse to accept a Subscription Form. The General Partner shall reject Subscription Forms submitted by a subscriber who is, or who acts on behalf of a Person who will have a beneficial interest in the Units being subscribed for who is, in either case, a “non-resident” of Canada for purposes of the Tax Act or a partnership which is not a “Canadian partnership” under the Tax Act, and the General Partner may require subscribers to provide evidence reasonably satisfactory to it that such subscribers, or Persons who will have a beneficial interest in Units being subscribed for, are not within such categories. If, for any reason, a Subscription Form is not accepted, the General Partner shall forthwith redeliver to the subscriber the Subscription Form and any subscription monies or cheques representing subscription monies for such Units without interest or deduction.

3.5                               Admittance as Limited Partner

Upon acceptance by the General Partner of any Subscription Form, all Partners will be deemed to consent to the admission of the subscriber as a Limited Partner, the General Partner will execute this Agreement on behalf of the subscriber and will cause the Record to be amended, and such other documents as may be required by the Act or under legislation similar to the Act in other provinces or the territories to be filed or amended, specifying the prescribed information and will cause the foregoing information in respect of the new Limited Partner to be Included in the Partnership’s books and records.

3.6                               Payment of Expenses

The Partnership will pay, to the extent contemplated by any prospectus or other offering document, all costs, disbursements and other fees and expenses incurred in connection with the offering of Units pursuant to such prospectus or other offering document, the organization of the Partnership and the registration of the Partnership under the Act and under similar legislation of other jurisdictions. Such costs may include underwriting or agency fees.

3.7                               Effective Date

The rights and obligations of a subscriber for, or a transferee of, Units, as a Limited Partner or substituted Limited Partner, respectively, under this Agreement, commence and are enforceable by and upon the Limited Partner as between the Limited Partner and the other Partners from and after the earlier of the date on which the Record has been amended to reflect such subscription or transfer and the effective date on which the General Partner in its sole discretion recognizes such subscriber or transferee as a Limited Partner.

3.8                               Record of Limited Partners

The General Partner shall maintain at the Partnership’s principal office the Record setting out such information as is prescribed under the Act.

3.9                               Changes in Membership of Partnership

No change of name or address of a Limited Partner, no transfer of a Unit and no admission of a substituted Limited Partner in the Partnership shall be effective for the purposes of this Agreement until all reasonable requirements as determined by the General Partner with respect thereto have been met, including the requirements set out in this Article, and until such change, transfer, substitution or addition is duly reflected in an amendment to the Record as may be required by the Act. The names and addresses of the Limited Partners as reflected from time to time in the Record, as from time to time amended, shall be conclusive as to such facts for all purposes of the Partnership. Notwithstanding the foregoing or anything to the contrary herein, the transfer(s) of Units and admission of Atlantic Power as a substituted Limited Partner in the Partnership pursuant to the Plan of Arrangement shall be effective and binding for all purposes of this Agreement, whether or not such change, transfer(s), substitution or addition has been reflected in an amendment to the Record.

3.10                        Notice of Change

No name or address of a Limited Partner shall be changed and no transfer of a Unit or substitution or addition of a Limited Partner in the Partnership shall be recorded on the Record except pursuant to a notice in writing received by the General Partner.

3.11                        Inspection of Record

A Limited Partner, or an agent of a Limited Partner duly authorized in writing, has the right to inspect and make copies from the Record during normal business hours.

3.12                        Transfer of Units

Subject to the provisions of this Section 3.12 and Sections 2.7(b), 3.9, 3.10, 3.14, 3.15, 3.16 and 3.17 and compliance with applicable securities laws and the payment by the transferee of an administration fee, if any, of up to $100, Units may be transferred by a Limited Partner or the Limited Partner’s agent duly authorized in writing to any Person.

The General Partner has the right to deny the transfer of Units in respect of which there has been default in payment of the subscription price until all amounts required to be paid on account of the subscription price, including any interest thereon, have been paid in full. The General Partner will deny the transfer of the Units to a Person who is a “non-resident” within the meaning of the Tax Act or a partnership that is not a “Canadian partnership” under the Tax Act. Subject to Section 3.15, no transferee will become a Limited Partner until all filings and recordings required by the Act and this Agreement have been duly made. Where the transferee complies with the provisions aforesaid and is entitled to become a Limited Partner pursuant to the provisions hereof, subject to Section 3.9, the General Partner shall be authorized to admit the transferee to the Partnership as a Limited Partner and the Limited Partners hereby consent to the admission of, and will admit, the transferee to the Partnership as a Limited Partner, without further act of the Limited Partners (other than as may be required by law). Notwithstanding the foregoing or anything to the contrary herein, Atlantic Power will become a Limited Partner at the time of the transfer of Units to Atlantic Power pursuant to the Plan of Arrangement.

3.13                        Documentation on Transfer

If a transferor of Units is a firm or a corporation, or purports to assign such Units in any representative capacity, or if an assignment results from the death, mental incapacity or bankruptcy of a Limited Partner or is otherwise involuntary, the transferor or the transferor’s legal representative shall furnish to the General Partner such documents, certificates, assurances, court orders and other instruments as the General Partner may reasonably require to record the said transfer and assignment on the Record.

3.14                        Amendment of Record

The General Partner, on behalf of the Partnership, shall from time to time and, in any event, as at the end of each calendar month, amend the Record and such other documents and promptly effect filings, recordings and registrations at such places as in the opinion of counsel to the Partnership are necessary or advisable to reflect changes in the membership of the Partnership, transfers of Units and dissolution of the Partnership as herein provided and to constitute a transferee as a Limited Partner.

3.15                        Non-Recognition of Trusts or Beneficial Interests

Except as provided herein, as required by law or as recognized by the General Partner in its sole discretion, no Person will be recognized by the Partnership as holding any Unit in trust, or on behalf of another Person with the beneficial interest therein, and the Partnership and Limited Partners will not be bound or compelled in any way to recognize (even when having actual notice) any equitable, contingent, future or partial interest in any Unit or in any fractional part of a Unit or any other rights in respect of any Unit except an absolute right to the entirety of the Unit in the Limited Partner shown on the Record as holder of such Unit.

3.16                        Incapacity, Death, Insolvency or Bankruptcy

Where a Person becomes entitled to Units on the incapacity, death, insolvency, or bankruptcy of a Limited Partner, or otherwise by operation of law, in addition to the requirements of Sections 2.7(b), 3.9, 3.10, 3.12, 3.13 and 3.14 such entitlement will not be recognized or entered into the Record until such Person:

(a)                                  has produced evidence satisfactory to the General Partner of such entitlement;

(b)                                 has agreed in writing to be bound by the terms of this Agreement and to assume the obligations of a Limited Partner under this Agreement; and

(c)                                  has delivered such other evidence, approvals and consents in respect to such entitlement as the General Partner may require and as may be required by law or by this Agreement.

3.17                        No Transfer upon Dissolution

No transfer of Units may be made or will be recognized or entered into or recorded in the Record more than 15 days after the sending of a notice of dissolution under Section 11.3(d).

3.18                        Unit Certificates

Every Unit Certificate must be signed by at least one officer or director of the General Partner.

3.19                        Securities Transfer Act

Pursuant to the provisions of the Securities Transfer Act 2006 (Ontario) and comparable legislation in effect in any other Canadian province or territory (collectively, the “STA”), each Unit now outstanding, or hereafter issued by the Partnership shall for all purposes be a “security” within the meaning of the STA and the provisions of the STA shall apply to such Units without exception.

ARTICLE 4

CAPITAL CONTRIBUTIONS AND ACCOUNTS

4.1                               Capital

The capital of the Partnership consists of the aggregate of all sums of money or other property contributed by the Partners and not returned to them.

4.2                               General Partner Contribution

The General Partner is not required to make a contribution to the capital of the Partnership, provided that the General Partner shall be required to own at least one Unit.

4.3                               Limited Partner Contributions

The Capital Contribution of each Limited Partner is the subscription price for Units paid by the Limited Partner.

4.4                               Separate Capital Accounts

The General Partner will maintain a separate capital account for each Partner and will, on receipt of an amount in respect of a Capital Contribution, credit the account of the applicable Partner with such Capital Contribution and will debit the account with the amount of any Capital Contribution actually returned from time to time by the Partnership to the Partner.

The interest of a Partner will not terminate by reason of there being a negative or nil balance in the Partner’s capital account. No Limited Partner shall be responsible for any losses of any other Limited Partner, nor share in the allocation of any cash distribution, income or loss attributable to the Units of any other Limited Partner.

4.5                               No Interest on Capital Account

The Partnership will not pay interest on any credit balance of the capital account of a Partner. Except as provided in this Agreement or the Act or similar applicable legislation in Canada, no Limited Partner is required to pay interest to the Partnership on any Capital Contribution returned to the Limited Partner or on any negative balance in the Limited Partner’s capital account.

4.6                               Unpaid Capital Amounts

If any portion of the Capital Contribution for a Unit or Units is unpaid when due and owing, the General Partner will give 15 days’ notice or such other notice as required by applicable law to the holder of such Unit or Units to pay such amount as remains unpaid on account of the Capital Contribution and if such amount is not paid within such notice period, the unpaid portion of the Capital Contribution of such Unit or Units and of every other Unit held by such holder will be immediately due and owing and the General Partner may commence foreclosure proceedings in compliance with applicable laws in respect of all such Units or the General Partner may sell such Units in accordance with this Article 4 and applicable laws. Notwithstanding Article 11 hereof, notice given under this Section 4.6 shall be given by registered mail and shall be deemed to be received and shall be effective on the third business day following deposit of such notice in the mail.

4.7                               Sale of Units in Default

Subject to compliance with applicable laws, the General Partner may, on behalf of the Partnership, sell on such terms and conditions as the General Partner deems appropriate, any Unit in respect of which payment is in default and in respect of which 15 days have elapsed since such payment was first due and apply the proceeds of sale:

(a)                                  first, toward the costs of sale (including commissions, if any);

(b)                                 second, toward payment of interest on the unpaid portion of the Capital Contribution; and

(c)                                  third, toward payment of the unpaid portion of the Capital Contribution.

Any surplus will be payable to the former holder of such Units.

4.8                               Failure to Give Notice

Any failure to give, or delay in giving, notice of default to a Limited Partner will not affect the liability of such Limited Partner for payment of the Capital Contribution of the Unit in default or for payment of the Capital Contribution for any other Unit.

4.9                               Restriction on Transfer

If a Limited Partner is in default in payment of the Capital Contribution, the Unit in respect of which payment is in default and any other Unit held by such Limited Partner may not thereafter be transferred (except pursuant to Sections 4.6 and 4.7) until the portion of the Capital Contribution which is due and owing and any interest accrued in respect of that Unit has been paid in full.

4.10                        Interest on Amounts in Default

A Limited Partner liable for a portion of the Capital Contribution for Units which is not paid when due and owing is liable, in addition, to pay interest on so much of the Capital Contribution as from time to time remains unpaid, accruing from the due date to the date of payment at an annual rate of interest equal to the rate announced from time to time by a Canadian chartered bank selected by the General Partner as its reference rate for determining the interest rates charged by it on Canadian dollar commercial loans to its most creditworthy customers prevailing from time to time while the Capital Contribution is unpaid, plus 6%, calculated and compounded monthly. All payments on account of a Capital Contribution which is due and owing or interest thereon, however directed, will be applied first towards the cost of the General Partner in collecting such amounts or selling the Units, secondly towards interest and thirdly towards satisfaction of the unpaid portion of the Capital Contribution.

4.11                        Set-Off

The Partnership may set-off against and withhold from any amount that would otherwise be distributed to a Partner, any amount that may be due and owing to the Partnership on account of any unpaid portion of the Capital Contribution of such Partner and interest accrued thereon.

4.12                        Liability for Deficiency

The sale of a Unit pursuant to Section 4.7 and the application of the proceeds as therein provided will not, if a deficiency remains after the sale, extinguish the liability of the former holder of such Unit for any amount that may remain unsatisfied or for the interest which will continue to accrue thereon.

ARTICLE 5

PARTICIPATION IN PROFITS AND LOSSES

5.1                               Allocation of Amounts

The income for tax purposes of the Partnership for a given Fiscal Year of the Partnership will be allocated to each Limited Partner in an amount calculated by multiplying such income by a fraction, the numerator of which is the sum of the cash distributions received by such Limited Partner with respect to such Fiscal Year and the denominator of which is the aggregate amount of the cash distributions made by the Partnership with respect to such Fiscal Year.

If, with respect to a given Fiscal Year no cash distribution is made by the Partnership to its Partners or the Partnership has a loss for tax purposes, one twelfth of the income, or loss, as the case may be, for the Fiscal Year for tax purposes of the Partnership for such Fiscal Year will be allocated to the Partners of record as at the end of each calendar month ending in such Fiscal Year, in the proportion that the number of Units held at each such date by a Limited Partner is of the total number of Units issued and outstanding at each such date.

The amount of income or loss allocated to a Limited Partner may exceed or be less than the amount of cash distributed to such Limited Partner.

Any other amounts allocable for purposes of the Tax Act will be allocated to each Partner of record as at the end of each calendar month in the proportion that the number of Units held by a Partner is of the total number of Units issued and outstanding at such date.

Notwithstanding the foregoing, no amount of income or loss of the Partnership for any Fiscal Year that commences prior to the completion of the Plan of Arrangement shall be allocated to Atlantic Power and, for greater certainty, the allocations to be made under this section 5.1 shall be made without reference to any cash distribution made to Atlantic Power in connection with the Plan of Arrangement.

5.2                               Distributions

The cash flow of the Partnership shall be distributed or paid at such times as the General Partner may determine in proportion to the number of Units held by the Partners as indicated in the Record, unless otherwise determined by the General Partner in its sole discretion.

5.3                               Repayments

If, as determined by the General Partner, it appears that any Partner has received an amount under this Article 5 which is in excess of that Partner’s entitlement, the Partner will, forthwith upon notice from the General Partner, reimburse the Partnership to the extent of the excess, and failing immediate reimbursement, the General Partner may withhold the amount of the excess (with interest at the rate referred to in Section 4.10 from time to time calculated and compounded monthly) from further distributions otherwise due the Partner.

ARTICLE 6

REIMBURSEMENT OF EXPENSES

6.1                               Expenses of the Partnership

The Partnership will reimburse the General Partner for all direct costs and expenses incurred on the Partnership’s behalf by the General Partner in the performance of its duties hereunder (which costs and expenses shall be the Partnership’s responsibility). For greater certainty, such costs and expenses for which the General Partner is to be reimbursed include the Partnership’s direct general and administrative expenses, including legal and audit fees, stock exchange listings fees, Limited Partner information costs, consulting and advisory fees incurred in connection with the Partnership’s business or the evaluation of investment opportunities by the Partnership, expenses associated with the issuance of Units and costs incurred by the independent directors of the General Partner in evaluating matters relating to the Partnership, including any director’s fees or incidental travel expenses paid to such independent directors.

ARTICLE 7

POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER

7.1                               Powers, Duties and Obligations

(a)                                  The General Partner has:

(i)                                     unlimited liability for the debts, liabilities and obligations of the Partnership;

(ii)                                  subject to the terms of this Agreement, the Management and Operations Agreement and to any applicable limitations set forth in the Act and applicable similar legislation, the full and exclusive right, power and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of the Partnership; and

(iii)                               subject to the terms of the Management and Operations Agreement, the full and exclusive right, power and authority to do any act, take any proceeding, make any decision and execute and deliver any instrument, deed, agreement or document necessary for or incidental to carrying out the business of the Partnership.

An action taken by the General Partner on behalf of the Partnership is deemed to be the act of the Partnership and binds the Partnership.

(b)                                 Notwithstanding any other agreement the Partnership or the General Partner may enter into, all material transactions or agreements entered into by the Partnership must be approved by the board of directors of the General Partner.

7.2                               Specific Powers and Duties

Without limiting the generality of Section 7.1 and subject to the terms of the Management and Operations Agreement, the General Partner will have full power and authority for and on behalf of and in the name of the Partnership to:

(a)                                  negotiate, execute and perform all agreements which require execution by or on behalf of the Partnership involving matters or transactions with respect to the Partnership’s business (and such agreements may limit the liability of the Partnership to the assets of the Partnership, with the other party to have no recourse to the assets of the General Partner, even if the same results in the terms of the agreement being less favourable to the Partnership);

(b)                                 open and manage bank accounts in the name of the Partnership and spend the capital of the Partnership in the exercise of any right or power exercisable by the General Partner hereunder;

(c)                                  borrow funds in the name of the Partnership from time to time, from the General Partner or its Affiliates or from financial institutions as the General Partner may determine without limitation with regard to amount, cost or conditions of reimbursement of such loan;

(d)                                 mortgage, charge, assign, hypothecate, pledge or otherwise create a security interest in all or any property of the Partnership now owned or hereafter acquired, to secure any present and future borrowings and related expenses of the Partnership and to sell all or any of such property pursuant to a foreclosure or other realization upon the foregoing encumbrances;

(e)                                  establish cash reserves that are determined to be necessary or appropriate for the proper management and operation of the Partnership and the Power Plants, including, but not limited to, cash reserves for future capital or maintenance expenditures, to stabilize distributions of cash, to reduce debt or as necessary to comply with the terms of any agreement or obligation of the Partnership;

(f)                                    see to the sound management of the Partnership, and to manage, control and develop all the activities of the Partnership and take all measures necessary or appropriate for the business of the Partnership or ancillary thereto;

(g)                                 acquire securities of entities engaged primarily in businesses which are permitted businesses for the Partnership as provided in Section 2.3;

(h)                                 maintain, improve or change the Power Plant Assets and any other assets from time to time of the Partnership;

(i)                                     incur all costs and expenses in connection with the Partnership;

(j)                                     employ, retain, engage or dismiss from employment, personnel, agents, representatives or professionals or other investment participants with the powers and duties upon the terms and for the compensation as in the discretion of the General Partner may be necessary or advisable in the carrying on of the business of the Partnership;

(k)                                  engage agents, including Atlantic Power or any Affiliate or Associate of Atlantic Power, to assist the General Partner in carrying out its management obligations to the Partnership or subcontract administrative functions to Atlantic Power or any Affiliate or Associate of Atlantic Power;

(l)                                     invest cash assets of the Partnership that are not immediately required for the business of the Partnership in investments which the General Partner considers appropriate;

(m)                               act as attorney in fact or agent of the Partnership in disbursing and collecting monies for the Partnership, paying debts and fulfilling the obligations of the Partnership and handling and settling any claims of the Partnership;

(n)                                 commence or defend any action or proceeding in connection with the Partnership;

(o)                                 file returns or other documents required by any governmental or like authority;

(p)                                 retain legal counsel, experts, advisors or consultants as the General Partner considers appropriate and rely upon the advice of such Persons;

(q)                                 do anything that is in furtherance of or incidental to the business of the Partnership or that is provided for in this Agreement;

(r)                                    execute, acknowledge and deliver the documents necessary to effectuate any or all of the foregoing or otherwise in connection with the business of the Partnership;

(s)                                  obtain any insurance coverage;

(t)                                    acquire or, subject to Section 9.17(c), dispose of assets of the Partnership; and

(u)                                 generally carry out the objects, purposes and business of the Partnership.

No Persons dealing with the Partnership will be required to enquire into the authority of the General Partner to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for or on behalf of or in the name of the Partnership. The General Partner shall insert, and cause agents of the Partnership to insert, the following clause in any contracts or agreements to which the Partnership is a party or by which it is bound:

“Capital Power Income L.P. a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is only liable for any of its liabilities or any of its losses to the extent of the amount that it has contributed or agreed to contribute to its capital and its pro rata share of any undistributed income.”

7.3          Loans from General Partner and Atlantic Power

The General Partner, Atlantic Power and their respective Affiliates or Associates may advance or loan to the Partnership funds which, in the sole discretion of the General Partner, may be necessary or desirable for use by the Partnership.

7.4          Title to Property

The General Partner may hold legal title to any of the assets or property of the Partnership in its name for the benefit of the Partnership.

7.5          Exercise of Duties

Except as provided herein, the General Partner covenants that it will exercise the powers and discharge its duties under this Agreement honestly, in good faith, and in the best interests of the Partnership, and that it will exercise the degree of care, diligence and skill that a reasonably prudent Person would exercise in comparable circumstances. Furthermore, the General Partner covenants that it will maintain the confidentiality of financial and other information and data which it may obtain through or on behalf of the Partnership, the disclosure of which may adversely affect the interests of the Partnership or a Limited Partner, except to the extent that disclosure is permitted as provided herein, is required by law or is in the best interests of the Partnership

7.6          Limitation of Liability

The General Partner is not personally liable for the return of any Capital Contribution made by a Limited Partner to the Partnership. Moreover, notwithstanding anything else contained in this Agreement, but subject to Sections 2.13 and 7.11, neither the General Partner nor any Affiliates thereof nor their respective officers, directors, shareholders, employees or agents are liable, responsible for or accountable in damages or otherwise to the Partnership or a Limited Partner for an action taken or failure to act on behalf of the Partnership within the scope of the authority conferred on the General Partner by this Agreement or by law provided the General Partner has acted in good faith, in a manner which the General Partner believed to be in, or not opposed to, the best interests of the Partnership.

7.7          Indemnity of General Partner

(a)                                  To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, each General Partner, any former General Partner (a “Departing Partner”), any Person who is or was an Affiliate of the General Partner or any Departing Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any such Affiliate, or any Person who is or was serving at the request of the General Partner or any Departing Partner or any such Affiliate as a director, officer, employee, partner, agent or trustee of another Person (collectively, an “Indemnitee”) shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as: (i) the General Partner, a Departing Partner or any of their Affiliates; (ii) an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or any of their Affiliates; or (iii) a Person serving at the request of the General Partner, any Departing Partner or any of their Affiliates as a director, officer, employee, agent or trustee of another Person; provided, that in each case the Indemnitee acted honestly and in good faith with a view to the best interests of the Partnership and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the Indemnitee had reasonable grounds for believing its conduct was lawful; provided further, that no indemnification pursuant to this Section 7.7 shall be available to the General Partner, EPCOR Utilities Inc. or TransCanada Pipelines Limited with respect to their respective obligations incurred pursuant to any underwriting agreement (other than obligations incurred by the General Partner on behalf of the Partnership). The termination of any action, suit or proceeding by judgment, order, settlement or conviction shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership.

(b)                               To the fullest extent permitted by law, expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c)                                The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, as to actions in the Indemnitee’s capacity as: (i) the General Partner, a Departing Partner or an Affiliate thereof; (ii) an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or an Affiliate thereof; or (iii) a Person serving at the request of the General Partner, any Departing Partner or any of their Affiliates as a director, officer, employee, agent or trustee of another Person, and shall continue as to an Indemnitee who has ceased to serve in such capacity and as to actions in any other capacity.

(d)                               The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities, whether or not the Partnership would have the power to indemnify such Person against such liabilities under the provisions of this Agreement.

7.8          Liability of Indemnitees

(a)                                  Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership or the Limited Partners for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith, in a manner which the Indemnitee believed to be in, or not opposed to, the best interests of the Partnership.

(b)                                 The General Partner may exercise any of the powers or authority granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents (as contemplated in Section 7.2(k)), and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

7.9          Resolution of Conflicts of Interest

Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, or any Limited Partner on the other hand, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Limited Partners, and shall not constitute a breach of this Agreement, or of any standard of care or duty stated or implied by law if the resolution or course of action is fair and reasonable to the Partnership. The General Partner shall be authorized in connection with its resolution of any conflict of interest to consider: (i) the relative interests of all parties involved in such conflict or affected by such action; (ii) any customary or accepted industry practices; and (iii) any applicable generally accepted accounting practices or principles. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolutions, actions or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or a breach of any standard of care or duty imposed herein or stated or implied under the Act, any law, rule or regulation.

7.10        Other Matters Concerning the General Partner

(a)                                  The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)                                 The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted in reliance upon the opinion (including, without limitation, an opinion of counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)                                  The General Partner shall have the right, in respect of any of its power, authority or obligations hereunder, to act through any of its duly authorized officers.

(d)                                 Any standard of care or duty imposed under the Act or any applicable law shall be modified, waived or limited as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the power or authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not opposed to, the best interests of the Partnership.

7.11        Indemnity of Partnership

The General Partner hereby indemnifies and holds harmless the Partnership and each Limited Partner from and against all costs, expenses, damages or liabilities suffered or incurred by the Partnership or such Limited Partners by reason of an act of wilful misconduct, gross negligence by the General Partner or of any act or omission not believed by the General Partner in good faith to be within the scope of the authority conferred on the General Partner by this Agreement.

7.12        Restrictions upon the General Partner

The General Partner’s power and authority do not extend to any powers, actions or authority not enumerated in Sections 7.1 and 7.2 unless and until the requisite Extraordinary Resolution is passed by the Partners. Further, the General Partner will not:

(a)                                  commingle the funds of the Partnership with the funds of the General Partner or any of its Affiliates or Associates or with the funds of any other Person;

(b)                                 dissolve the Partnership except in accordance with the provisions of Article 11 hereof;

(c)                                  except in accordance with Section 9.17(c), effect a sale of all or substantially all of the assets of the Partnership; or

(d)                                 withdraw as General Partner except in accordance with the provisions of Section 7.15 hereof.

7.13        Employment of an Affiliate or Associate

The General Partner may employ or retain Affiliates or Associates of the General Partner or the Limited Partners on behalf of the Partnership to provide goods or services to the Partnership provided that, if the Partnership is to reimburse the General Partner for the costs and expenses of such goods or services, the costs of such goods or services must be reasonable and competitive with the costs of similar goods and services provided by independent third parties.

7.14        Removal of General Partner

Except as provided for in Sections 7.14(a) and (b) and subject to Section 7.22, the General Partner may not be removed as general partner of the Partnership.

(a)                                  Upon the passing of any resolution of the directors or shareholders of the General Partner requiring or relating to the bankruptcy, dissolution, liquidation or winding-up or the making of any assignment for the benefit of creditors of the General Partner, or upon the appointment of a receiver of the assets and undertaking of the General Partner, or upon the General Partner failing to maintain its status under Section 2.7(a) hereof, the General Partner shall cease to be qualified to act as general partner hereunder and shall be deemed to have been removed thereupon as the general partner of the Partnership effective upon the appointment of a new general partner. A new general partner shall, in such instances, be appointed by the Limited Partners by an Ordinary Resolution after receipt of written notice of such event (which written notice shall be provided by the General Partner forthwith upon the occurrence of such event).

(b)                                 The General Partner may also be removed: (i) if the General Partner has committed a material breach of this Agreement, which subsists for a period of 60 days after notice, and such removal is approved by Extraordinary Resolution. Any such action by the Limited Partners for removal of the General Partner under this Section 7.14(b) must also provide for the election and succession of a new general partner. Such removal shall be effective immediately following the admission of the successor general partner to the Partnership.

7.15        Voluntary Withdrawal of General Partner

Subject to Section 7.22, the General Partner may voluntarily resign as general partner to the Partnership upon written notice to the Limited Partners, which resignation will become effective upon the date prescribed by the General Partner; provided, however, where the resignation of the General Partner would result in the Partnership having no general partner, the resignation will not become effective until the earlier of:

(a)           the appointment of a successor general partner to the Partnership; and

(b)           one hundred and eighty (180) days following the notice by the General Partner;

and provided further that the General Partner will not resign if the effect would be to dissolve the Partnership. The General Partner may withdraw its resignation at any time prior to the effective date of resignation upon written notice to the Limited Partners.

7.16        Condition Precedent

As a condition precedent to the resignation or removal of the General Partner, the Partnership shall pay all amounts payable by the Partnership to the General Partner pursuant to this Agreement accrued to the date of resignation or removal subject to any claims or liabilities of the General Partner to the Partnership.

7.17        Transfer to New General Partner

On the admission of a new general partner to the Partnership on the resignation, removal or withdrawal of the General Partner, the resigning or retiring General Partner will do all things and take all steps to transfer the administration, management, control and operation of the business of the Partnership and the books, records and accounts of the Partnership to the new general partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect such transfer in a timely fashion.

7.18        Transfer of Title to New General Partner

On the resignation, removal or withdrawal of the General Partner and the admission of a new general partner, the resigning or retiring General Partner will, at the cost of the Partnership, transfer title to the Partnership’s property to such new general partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect such transfer in a timely fashion.

7.19        Release by Partnership

On the resignation, removal or withdrawal of the General Partner, the Partnership will release and hold harmless the General Partner resigning, being removed, or withdrawing from any costs, expenses, damages or liabilities suffered or incurred by the General Partner as a result of or arising out of events which occur in relation to the Partnership after such resignation, removal or withdrawal.

7.20        New General Partner

A new general partner shall not be a “non-resident” of Canada within the meaning of the Tax Act and will become a party to this Agreement by signing a counterpart hereof and will agree to be bound by all of the provisions hereof and to assume the obligations, duties and liabilities of the General Partner hereunder as from the date the new general partner becomes a party to this Agreement. The new general partner must acquire and hold, at all times while it is General Partner of the Partnership, at least one Unit.

7.21        Transfer of General Partner Interest

The General Partner may transfer all, but not less than all, of its general partner interest in the Partnership without the approval of the Limited Partners:

(a)            to an Affiliate of Atlantic Power;

(b)            in connection with the General Partner’s merger or amalgamation with or into another entity; or

(c)           to the purchaser of all or substantially all of its assets;

in all cases provided that: (i) such transferee assumes the rights and duties of the General Partner and agrees to be bound by the provisions of this Agreement; and (ii) prior written confirmation has been obtained from Ontario Electricity Financial Corporation that the Power Purchase Agreements will remain in full force and effect for the benefit of the Partnership following such transaction.

7.22        Restriction on Removal or Withdrawal of General Partner

Notwithstanding anything herein contained, the General Partner shall not be entitled to withdraw or be removed as general partner of the Partnership without the prior written confirmation from Ontario Electricity Financial Corporation that the Power Purchase

Agreements will remain in full force and effect for the benefit of the Partnership following the General Partner’s withdrawal or removal, as the case may be.

ARTICLE 8

FINANCIAL INFORMATION

8.1          Books and Records

The General Partner shall keep or cause to be kept at the principal office of the Partnership in Ontario appropriate books and records with respect to the Partnership’s business. Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including, without limitation, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard disks, magnetic tape, or any other information storage device, provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

8.2          Reports

(a)                                  As soon as practicable, but in no event later than 140 days after the end of each Fiscal Year, the General Partner shall cause to be mailed to each Limited Partner as indicated on the Record as of a date selected by the General Partner in its sole discretion, financial statements of the Partnership for such Fiscal Year, presented in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and adopted by the Canadian Institute of Chartered Accountants, including a balance sheet and statements of operations, Partners’ equity and distributable cash, such statements to be reported upon by the Auditor.

(b)                                 As soon as practicable, but in no event later than 60 days after the end of each calendar quarter (except the last calendar quarter of each year), the General Partner shall cause to be mailed to each Limited Partner as indicated on the Record as of a date selected by the General Partner in its sole discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable securities laws, or the rule of any stock exchange on which any of the Units are listed for trading, or as the General Partner, determines to be necessary or appropriate.

8.3          Income Tax Information

The General Partner will use reasonable efforts to send or cause to be sent to each Person who was a Limited Partner during the previous Fiscal Year, or at the date of dissolution of the Partnership, within 90 days of the end of such Fiscal Year or within 60 days of dissolution, as the case may be, or within such other shorter period of time as may be required by applicable law, all information, in suitable form, relating to the Partnership necessary for such Person to prepare such Person’s Canadian federal and provincial income tax returns. The General Partner shall file, on behalf of itself and the Limited Partners, annual Partnership information returns and any other information returns required to be filed under the Tax Act and any other applicable tax legislation in respect of the Partnership.

8.4          Right to Inspect Partnership Books and Records

(a)                                  In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 8.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable demand and at such Limited Partner’s own expense, have furnished to it:

(i)            a current list of the name and last known address of each Limited Partner;

(ii)           copies of this Agreement, the Declaration, the Record, and amendments thereto; and

(iii)          such other information regarding the affairs of the Partnership as is just and reasonable.

(b)                                 Notwithstanding Section 8.4(a), the General Partner may keep confidential from the Limited Partners for such period of time as the General Partner deems reasonable, any information (other than information referred to in Section 8.4(a)(ii)) that the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or that the Partnership is required by law or by agreements with third parties to keep confidential. However, it is agreed that the General Partner may provide Atlantic Power with information as to permit Atlantic Power to comply with its disclosure requirements as a reporting issuer under applicable securities laws.

8.5          Accounting Policies

The General Partner is authorized to establish from time to time accounting policies with respect to the financial statements of the Partnership and to change from time to time any policy that has been so established so long as such policies are consistent with generally accepted accounting principles in Canada.

8.6          Appointment of Auditor

The General Partner will, on behalf of the Partnership, select the Auditor on behalf of the Partnership to review and report to the Partners upon the financial statements of the Partnership for and as at the end of each Fiscal Year, and to advise upon and make determinations with regard to financial questions relating to the Partnership or required by this Agreement to be determined by the Auditor.

ARTICLE 9

MEETINGS OF THE LIMITED PARTNERS

9.1          Requisitions of Meetings

The General Partner may call a general meeting of Limited Partners at such time and place as it deems appropriate in its absolute discretion for the purpose of considering any matter set forth in the notice of meeting. In addition, where any one or more Limited Partners holding not less than 10% of the outstanding Units (the “Requisitioning Partners”) give notice signed by it or each of them to the General Partner, requesting a meeting of the Limited Partners, the General Partner shall, within 60 days of receipt of such notice, convene such meeting, and if it fails to do so, any Requisitioning Partner may convene such meeting by giving notice in accordance with this Agreement. Every meeting of Limited Partners, however convened, will be conducted in accordance with this Agreement.

9.2           Place of Meeting

Every meeting of Limited Partners shall be held in the City of Toronto, Ontario or at such other place in Canada as the General Partner (or Requisitioning Partners, if the General Partner fails to call such meeting in accordance with Section 9.1) may designate.

9.3          Notice of Meeting

Notice of any meeting of Limited Partners will be given to each Limited Partner not less than 21 days (but not more than 60 days) prior to such meeting, and will state:

(a)                                  the time, date and place of such meeting; and

(b)                                 in general terms, the nature of the business to be transacted at the meeting in sufficient detail to permit a Limited Partner to make a reasoned decision thereon.

Notice of an adjourned meeting of Limited Partners need not be given if the adjourned meeting is held within 14 days of the original meeting. Otherwise, but subject to Section 9.13, notice of adjourned meetings shall be given not less than 10 days in advance of the adjourned meeting and otherwise in accordance with this Section 9.3, except that the notice need not specify the nature of the business to be transacted if unchanged from the original meeting.

9.4          Record Dates

For the purpose of determining the Limited Partners who are entitled to vote or act at any meeting of Limited Partners or any adjournment thereof, or for the purpose of any other action, the General Partner may give a date not more than 60 days prior to the date of any meeting of Limited Partners or other action as a record date for the determination of Limited Partners entitled to vote at such meeting or any adjournment thereof or to be treated as Limited Partners of record for purposes of such other action, and any Limited Partner who was a Limited Partner at the time so fixed shall be entitled to vote at such meeting or any adjournment thereof even though it has since that date disposed of its Units, and no Limited Partner becoming such after that date shall be a Limited Partner of record for purposes of such action. A Person shall be a

Limited Partner of record at the relevant time if the Person’s name appears in the Record as amended and supplemented at such time.

9.5          Information Circular

If proxies are solicited from Limited Partners in connection with a meeting of Partners, the Person or Persons soliciting such proxies shall prepare an information circular which shall contain, to the extent that it is relevant and applicable, the information prescribed for information circulars by the Securities Act (Ontario).

9.6          Proxies

Any Limited Partner entitled to vote at a meeting of Limited Partners may vote by proxy if a form of proxy has been received by the General Partner or the chairman of the meeting for verification prior to the commencement of the meeting.

9.7          Validity of Proxies

A proxy purporting to be executed by or on behalf of a Limited Partner will be considered to be valid unless challenged at the time of or prior to its exercise. The Person challenging the proxy will have the burden of proving to the satisfaction of the chairman of the meeting that the proxy is invalid and any decision of the chairman concerning the validity of a proxy will be final. Proxies shall be valid only at the meeting with respect to which they were solicited, or any adjournment thereof, but in any event shall cease to be valid one year from their date. A proxy given on behalf of joint holders must be executed by all of them and may be revoked by any of them, and if more than one of several joint holders is present at a meeting and they do not agree which of them is to exercise any vote to which they are jointly entitled, they will for the purposes of voting be deemed not to be present. A proxyholder need not be a holder of a Unit.

9.8           Form of Proxy

Every proxy will be substantially in the form as may be approved by the General Partner or as may be satisfactory to the chairman of the meeting at which it is sought to be exercised.

9.9           Revocation of Proxy

A vote cast in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death, incapacity, insolvency or bankruptcy of the Limited Partner giving the proxy or the revocation of the proxy unless written notice of such death, incapacity, insolvency, bankruptcy or revocation shall have been received by the chairman of the meeting prior to the commencement of the meeting.

9.10        Corporations

A Limited Partner which is a corporation may appoint an officer, director or other authorized person as its representative to attend, vote and act on its behalf at a meeting of Limited Partners.

9.11        Attendance of Others

Any officer or director of the General Partner, legal counsel for the General Partner and the Partnership and representatives of the Auditor will be entitled to attend any meeting of Limited Partners.

9.12        Chairman

The General Partner may nominate a Person, including, without limitation, an officer or director of the General Partner (who need not be a Limited Partner), to be chairman of a meeting of Limited Partners and the person nominated by the General Partner will be chairman of such meeting unless the Limited Partners elect another chairman by Extraordinary Resolution.

9.13        Quorum

A quorum at any meeting of Limited Partners will consist of one or more Limited Partners present in person or by proxy holding at least 10% of the outstanding Units. If, within half an hour after the time fixed for the holding of such meeting, a quorum for the meeting is not present, the meeting:

(a)                                  if called by or on the requisition of Limited Partners, will be terminated; and

(b)                                 if called by the General Partner, will be held at the same time and place on the day which is 14 days later (or if that date is not a business day, the first business day after that date). The General Partner will give three days’ notice to all Limited Partners of the date of the reconvening of the adjourned meeting and at such meeting the quorum will consist of the Limited Partners then present in person or represented by proxy.

9.14        Voting

Every question submitted to a meeting of Limited Partners:

(a)                                  which requires an Extraordinary Resolution under this Agreement or a decision under Section 7.14(b)(i) will be decided by a poll; and

(b)                                 which does not require an Extraordinary Resolution (and is not a decision under Section 7.14(b)(i)) will be decided by an Ordinary Resolution on a show of hands unless otherwise required by this Agreement or a poll is demanded by a Limited Partner, in which case a poll will be taken;

and in the case of an equality of votes, the chairman will not have a casting vote and the resolution will be deemed to be defeated. The chairman will be entitled to vote in respect of any Units held by him or her or for which he or she may be a proxyholder. On any vote at a meeting of Limited Partners, a declaration of the chairman concerning the result of the vote will be conclusive.

On a poll, each Person present at the meeting will have one vote for each Unit in respect of which the Person is shown on the Record as a Limited Partner at the record date and for each Unit in respect of which the Person is the proxyholder. Each Limited Partner present at the meeting and entitled to vote thereat will have one vote on a show of hands. If Units are held jointly by two or more persons and only one of them is present or represented by proxy at a meeting of Limited Partner, such Limited Partner may, in the absence of the other or others, vote with respect thereto, but if more than one of them is present or represented by proxy, they shall vote together on the whole Units held jointly.

The General Partner, as such, shall not be entitled to vote on any poll or on a show of hands at any meeting of Limited Partners. Amy Limited Partner who is in default of payment of the subscription price for its Units shall not be entitled to vote in respect of any of its Units.

9.15        Poll

A poll requested or required will be taken at the meeting of Limited Partners or an adjournment of the meeting in such manner as the chairman directs.

9.16        Powers of Limited Partners; Resolutions Binding

The Limited Partners shall have only the powers set forth in this Agreement and any additional powers provided by law. Subject to the foregoing sentence, any resolution passed in accordance with this Agreement will be binding on all the Partners and their respective heirs, executors, administrators, successors and assigns, whether or not any such Partner was present in person or voted against any resolution so passed.

9.17        Powers Exercisable by Extraordinary Resolution

The following powers shall only be exercisable by Extraordinary Resolution passed by the Limited Partners:

(a)                                  dissolving the Partnership, except as otherwise provided for under Sections 11.1(b), (c) and (d);

(b)                                 removing the General Partner and electing a new general partner as provided for under Sections 7.15(a)(ii) and (b);

(c)                                  the sale, exchange or other disposition of all or substantially all of the property of the Partnership in a single transaction or a series of related transactions;

(d)                                 waiving any default on the part of the General Partner on such terms as the Limited Partners may determine;

(e)                                  amending, modifying, altering or repealing any Extraordinary Resolution previously passed by the Limited Partners;

(f)                                    amending this Agreement pursuant to Section 12.1;

(g)                                 requiring the General Partner on behalf of the Partnership to enforce any obligation or covenant on the part of any Limited Partner; and

(h)                                 electing the chairman of a meeting of Limited Partners as provided in Section 9.12.

9.18        Conditions to Action by Limited Partners

The right of the Limited Partners to vote to amend this Agreement, to dissolve the Partnership or to remove the General Partner and to admit a replacement therefor or to exercise any of the powers set forth in Section 9.17 or to approve or initiate the taking of, or take, any other action at any meeting of Limited Partners shall not come into existence or be effective in any manner unless and until, prior to the exercise of any such right or the taking of any such action, the Partnership has received an opinion of counsel advising the Limited Partners as to the effect that the exercise of such rights or the taking of such actions may have on the limited liability of any Limited Partners other than those Limited Partners who have initiated such action, each of whom expressly acknowledges that the exercise of such right or the taking of such action may subject each of such Limited Partners to liability as a general partner under the Act or applicable similar legislation.

9.19        Minutes

The General Partner will cause minutes to be kept of all proceedings and resolutions at every meeting and will cause all such minutes and all resolutions of the Limited Partners consented to in writing to be made and entered into books to be kept for that purpose. Any minutes of a meeting signed by the chairman of the meeting will be deemed evidence of the matters stated in them and such meeting will be deemed to have been duly convened and held and all resolutions and proceedings shown in them will be deemed to have been duly passed and taken.

9.20        Additional Rules and Procedures

To the extent that the rules and procedures for the conduct of a meeting of the Limited Partners are not prescribed in this Agreement, the rules and procedures will be determined by the General Partner.

ARTICLE 10

NOTICES

10.1        Address

Any notice or other written communication which must be given or sent under this Agreement shall be given by first-class mail or personal delivery to the address of the General Partner and the Limited Partners as follows: in the case of the General Partner, to: 1900 — 355 Burrard Street, Vancouver, British Columbia V6C 2G8; and in the case of Limited Partners: to the postal address inscribed in the Record or any other new address following a change of address in conformity with Section 10.2.

10.2        Change of Address

A Limited Partner may, at any time, change its address for the purpose of service by written notice to the General Partner. The General Partner may change its address for the purpose of service by written notice to all the Limited Partners.

10.3        Accidental Failure

An accidental omission in the giving of, or failure to give, a notice required by this Agreement will not invalidate or affect in any way the legality of any meeting or other proceeding in respect of which such notice was or was intended to be given.

10.4        Disruption in Mail

In the event of any disruption, strike or interruption in the Canadian postal service after mailing and before receipt or deemed receipt of a document, it will be deemed to have been received on the sixth business day following full resumption of the Canadian postal service.

10.5        Receipt of Notice

Subject to Section 10.4, notices given by first-class mail shall be deemed to have been received on the third business day following the deposit of such notice in the mail and notices given by delivery shall be deemed to have been received on the date of their delivery.

10.6        Undelivered Notices

If the General Partner sends a notice or document to a Limited Partner in accordance with Section 10.1 and the notice or document is returned on three consecutive occasions because the Limited Partner cannot be found, the General Partner is not required to send any further notices or documents to the Limited Partner until the Limited Partner informs the General Partner in writing of the Limited Partner’s new address.

ARTICLE 11

DISSOLUTION AND LIQUIDATION

11.1        Events of Dissolution

The Partnership shall follow the procedure for dissolution established in Section 11.3 upon the occurrence of any of the following events or dates:

(a)                                  the election of the General Partner to dissolve the Partnership, if approved by an Extraordinary Resolution;

(b)                                 the sale, exchange or other disposition of all or substantially all of the property of the Partnership, if approved by an Extraordinary Resolution; provided, for greater certainty, that the Plan of Arrangement and the transactions contemplated thereunder and/or under the Arrangement Agreement shall not constitute a sale, exchange or other disposition of all or substantially all of the property of the Partnership for purposes of this Section 11.1;

(c)                                  the removal or resignation of the General Partner unless the General Partner is replaced as provided in Sections 7.14 or 7.15; or

(d)                                 December 31, 2037.

11.2        No Dissolution

The Partnership shall not come to an end by reason of the death, bankruptcy, assignment of property for the benefit of creditors, insolvency, mental incompetency or other disability of any Limited Partner or upon transfer of any Units.

11.3        Procedure on Dissolution

Upon the occurrence of any of the events set forth in Section 11.1, the General Partner (or in the event of an occurrence specified in Section 11.1(c), such other Person as may be appointed by Ordinary Resolution of the Limited Partners) shall act as a receiver and liquidator of the assets of the Partnership and shall:

(a)                                  sell or otherwise dispose of such part of the Partnership’s assets as the receiver shall consider appropriate;

(b)                                 pay or provide for the payment of the debts and liabilities of the Partnership and liquidation expenses;

(c)                                  if there are any assets of the Partnership remaining, distribute such remaining assets to Limited Partners who hold Units on the date of dissolution, subject to Sections 3.17 and 4.11, proportionate to the number of Units held by them; and

(d)                                 file the notice of dissolution prescribed by the Act and satisfy all applicable formalities in such circumstances as may be prescribed by the laws of other jurisdictions where the Partnership is registered. In addition, the General Partner shall give prior notice of the dissolution of the Partnership by mailing to each Limited Partner such notice at least 21 days prior to the filing of the declaration of dissolution prescribed by the Act.

11.4        Dissolution

The Partnership shall be dissolved upon the completion of all matters set forth in Section 11.3.

11.5        No Right to Dissolve

Except as provided for in Section 11.1, no Limited Partner shall have the right to ask for the dissolution of the Partnership, the winding-up of its affairs or the distribution of its assets.

11.6        Agreement Continues

Notwithstanding the dissolution of the Partnership, this Agreement shall not terminate until the provisions of Section 11.3 shall have been satisfied.

ARTICLE 12

AMENDMENT

12.1        Amendment Procedures

Except as provided in Section 12.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed solely by the General Partner. If an amendment is proposed, the General Partner shall seek the approval of the Limited Partners by an Extraordinary Resolution. For greater certainty, the Partners acknowledge and agree that the amendments set out in this Agreement have been approved by an Extraordinary Resolution at the special meeting of Limited Partners held on November 1, 2011.

12.2        Amendment Requirements

Notwithstanding the provisions of Sections 12.1 and 12.3, no amendment to this Agreement may: (i) enlarge the obligations of the General Partner without its consent; (ii) restrict in any way any action by or rights of the General Partner as set forth in this Agreement without its consent; (iii) modify the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partner or any of its Affiliates without its consent; (iv) reduce the term of the Partnership as provided in Section 11.1(d); (v) give any Person the right to dissolve the Partnership, other than the General Partner’s right to dissolve the Partnership with the approval of the Limited Partners by an Extraordinary Resolution; (vi) modify the amendment provisions in this Article 12; or (vii) modify the Partnership’s capital structure as described in Section 3.1 and the definition of “Units” in this Agreement without the express prior written consent of Atlantic Power, which consent may be unreasonably withheld. Notwithstanding the foregoing or anything to the contrary herein, the General Partner hereby consents to all amendments set out in this Agreement.

12.3        Amendment by General Partner

Each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners or as expressly provided herein), without the approval of any Limited Partner may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)                                  a change in the name of the Partnership or the location of the principal place of business of the Partnership;

(b)                                 admission, substitution, withdrawal or removal of Limited Partners in accordance with this Agreement;

(c)                                  a change that, in the sole discretion of the General Partner, is reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership in which the Limited Partners have limited liability under the applicable laws;

(d)                                 a change that, in the sole discretion of the General Partner, is reasonable and necessary or appropriate to enable Partners to take advantage of, or not be detrimentally affected by, changes in the Tax Act or other taxation laws; and

(e)                                  a change that, in the sole discretion of the General Partner, does not materially adversely affect the Limited Partners.

ARTICLE 13

MISCELLANEOUS

13.1        Binding Agreement

Subject to the restrictions on assignment and transfer herein contained, this Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and other legal representatives, successors and assigns.

13.2        Time

Time shall be of the essence hereof.

13.3        Counterparts

This Agreement, or any amendment to it, may be executed in multiple counterparts, each of which will be deemed an original agreement. This Agreement may also be executed and adopted in any Subscription Form or similar instrument signed by a Limited Partner with the same effect as if such Limited Partner had executed a counterpart of this Agreement. All counterparts and adopting instruments shall be construed together and shall constitute one and the same agreement.

13.4        Governing Law

This Agreement and the Schedule hereto shall be governed and construed exclusively according to the laws of the Province of Ontario and the federal laws of Canada applicable therein and the parties hereto irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.

13.5        Severability

If any part of this Agreement is declared invalid or unenforceable, then such part shall be deemed to be severable from this Agreement and will not affect the remainder of this Agreement.

13.6        Further Acts

The parties will perform and cause to be performed such further and other acts and things and execute and deliver or cause to be executed and delivered such further and other documents as counsel to the Partnership considers necessary or desirable to carry out the terms and intent of this Agreement.

13.7        Entire Agreement

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

13.8        Limited Partner Not a General Partner

If any provision of this Agreement has the effect of imposing upon any Limited Partner (other than the General Partner) any of the liabilities or obligations of a general partner under the Act, such provision shall be of no force and effect.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date set out above.

CPI INCOME SERVICES LTD.,
as General Partner

By:	/s/ Stuart Lee
	Name:	Stuart Lee
	Title:	President

By:	/s/ Kate Chisholm
	Name:	Kate Chisholm
	Title:	Senior Vice President, General
Counsel and Corporate Secretary

CPI INCOME SERVICES LTD., as agent and attorney for the Limited Partners who are admitted to the Partnership as Limited Partners from time to time

By:	/s/ Stuart Lee
	Name:	Stuart Lee
	Title:	President

By:	/s/ Kate Chisholm
	Name:	Kate Chisholm
	Title:	Senior Vice President, General
Counsel and Corporate Secretary

SCHEDULE 1

POWER OF ATTORNEY AND DECLARATION FORM

The undersigned, a limited partner of Capital Power Income L.P. (the “Partnership”), hereby agrees to be bound, as a party to and as a limited partner in the Partnership, by the terms of the Limited Partnership Agreement dated as of March 27, 1997, as amended and restated, pursuant to which the Partnership was formed (the “Agreement”), as from time to time amended, as if the undersigned had executed the Agreement and hereby ratifies, for all legal purposes, execution of the Agreement on behalf of the undersigned and all actions taken on behalf of the undersigned pursuant thereto. The undersigned declares that the undersigned is not a “non-resident” or, if a partnership, it is a “Canadian partnership”, in each case within the meaning of the Income Tax Act (Canada), and the undersigned has the capacity and competence and, if a corporation, it has the necessary corporate authority, to execute this Power of Attorney and Declaration and to enter into the Agreement.

In addition:

(a)                                  the undersigned agrees to be bound as a Limited Partner in the Partnership by the terms of the Agreement as from time to time amended and in effect and hereby expressly ratifies and confirms the power of attorney given to the General Partner In Section 2.11 therein;

(b)                                 the undersigned hereby irrevocably constitutes and appoints the General Partner, with full power of substitution, as its true and lawful attorney and agent, with full power and authority in its name, place and stead to execute and deliver, for and on its behalf, the Agreement and any amendments thereto; and

(c)                                  the undersigned consents to the General Partner, on behalf of the Partnership, applying for orders from relevant securities regulatory authorities exempting it from any requirements to hold annual meetings of Partners.

The power of attorney granted herein and therein is irrevocable and is a power coupled with an interest and extends to the heirs, executors, administrators, successors, assigns and other legal representatives of the undersigned, and shall survive the subsequent legal incapacity of such transferee and may be exercised by the General Partner on behalf of the transferee in executing such instrument with a single signature as attorney and agent for the undersigned. The undersigned agrees to be bound by any representation or action made or taken by the General Partner pursuant to such power of attorney and hereby waives any and all defences which may be available to contest, negate or disaffirm the action of the General Partner taken in good faith under such power of attorney. In accordance with the Powers of Attorney Act (Ontario), the Powers of Attorney Act (Alberta) and the Powers of Attorney Act (British Columbia), the undersigned declares that these powers of attorney may be exercised during any legal incapacity or mental infirmity on its part.

Under the Powers of Attorney Act (Ontario), an enduring power of attorney granted by an Ontario resident must incorporate the explanatory notes set out in such Act and must be accompanied by a certificate of legal advice signed by a lawyer who is not the attorney or the attorney’s spouse.

Unless otherwise indicated, capitalized terms used herein shall have the meaning ascribed thereto in the Agreement.

The undersigned accepts that this Power of Attorney and Declaration, the Agreement and related documents be in the English language only. Le soussigné accepte que cette procuration et déclaration, ainsi que tout document connexe ne soient rédigés qu’en anglais.

DATED at Toronto, Ontario, this • day of •, 20•.

By:

By:

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